Exhibit (j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Legg Mason ETF Equity Trust

We consent to the use of our report dated December 1, 2015 with respect to the statement of assets and liabilities (in organization) of Legg Mason US Diversified Core ETF, a series of Legg Mason ETF Equity Trust, as of November 24, 2015, included herein and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

December 1, 2015